UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE FUND VII, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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WELLS REAL ESTATE FUND VII, L.P.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

October     , 2006

CONSENT SOLICITATION STATEMENT

TO THE LIMITED PARTNERS OF WELLS REAL ESTATE FUND VII, L.P.

Why We Would Like Your Approval on the Enclosed Consent Solicitation:

As the enclosed Consent Solicitation Statement (Statement) explains in greater detail, the General Partners of Wells Real Estate Fund VII, L.P. (Wells Fund VII) are requesting a “yes” vote on the enclosed Proxy Card for the two following matters:

(1) your approval to amend Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII, and

(2) your approval of the sale of the final two remaining properties owned by Wells Fund VII, two outparcels of land located adjacent to the Tanglewood Commons shopping center in Clemmons, North Carolina (Outparcels), to Wells Management Company, Inc., our property manager and an affiliate of the General Partners, or some other affiliate of the General Partners (Proposed Buyer), as described in this Statement.

The Outparcels are owned by Fund VI, Fund VII and Fund VIII Associates, a joint venture among Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. (Fund VI-VII-VIII Associates). Wells Fund VII owns an approximately 33.40% ownership percentage in Fund VI-VII-VIII Associates. If the Limited Partners approve the amendments to the Partnership Agreement and the sale of the Outparcels, we will be able to sell the Outparcels to the Proposed Buyer as long as the limited partners of Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. also approve the sale of the Outparcels pursuant to similar consent solicitations being made by these partnerships.

The General Partners of Wells Fund VII are Leo F. Wells, III and Wells Partners, L.P. (General Partners). The Statement is being mailed to you on or about October     , 2006. The time period to vote on these matters shall expire on November 30, 2006, unless we receive a sufficient vote to adopt the amendments to the Partnership Agreement and approve the sale of the Outparcels prior to that date, or the General Partners extend the period for obtaining consent. The Statement will help clarify how the General Partners desire to sell the Outparcels and begin the liquidation process for Wells Fund VII.

Background: On May 31, 1995, Fund VI-VII-VIII Associates purchased a 14.68-acre tract of real property located in Clemmons, North Carolina. Fund VI-VII-VIII Associates constructed a strip-mall shopping center building containing approximately 67,320 gross square feet on a 9.79-acre tract of land (Tanglewood Commons). The remaining 4.89-acre portion of the property consisted of four outparcels, which were graded and held by Fund VI-VII-VIII Associates for future development or resale.

From 2002-2005, Fund VI-VII-VIII Associates sold the Tanglewood Commons shopping center and two of the four outparcels of land at Tanglewood Commons in two separate transactions. Accordingly, Fund VI-VII-VIII Associates now owns only the two Outparcels, which consist of (i) an approximately 0.9-acre outparcel of land located on Harper Road, near an intersection with I-40, and (ii) an approximately 1.71-acre outparcel of land, which includes an approximately 0.50-acre detention pond for Tanglewood Commons and, accordingly, contains only approximately 1.21 acres of usable land.

i

Following is a summary of the purchase and sale of Tanglewood Commons to date:

Cost of Land Acquisition and Construction of the Tanglewood Commons Shopping Center and 4 Outparcels	Acquisition Date	Disposition Dates	Aggregate Disposition Price	Profit To Date
$8,700,001	05/31/95	10/07/02 and 04/21/05	$12,110,620	$3,410,619

Opportunity: As the General Partners of Wells Fund VII, we are always looking for opportunities to maximize Wells Fund VII’s returns on investments and to limit the costs associated with ownership of the properties owned by Wells Fund VII. In order to do so, we are proposing that Fund VI-VII-VIII Associates sell the Outparcels to the Proposed Buyer for $750,000, a price which is higher than the last offer price we received for the Outparcels.

Amendment to the Partnership Agreement: Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII currently prohibit the sale of partnership property to the General Partners or their affiliates. We are soliciting your consent to amend the Partnership Agreement to allow for the sale of partnership property to the General Partners or their affiliates if such transaction is approved by a majority vote of the Limited Partners.

Sale of the Outparcels: Following an extensive marketing effort, the Outparcels were recently under contract with an unrelated third party at a sales price of $748,000. Unfortunately, the potential buyer backed out of the transaction leaving us with no other potential buyer for the Outparcels at the current time. The proposed sale of the Outparcels will provide the following benefits to Wells Fund VII:

1.	We will then be in a position to liquidate Wells Fund VII. The Outparcels represent the last remaining real estate assets in Wells Fund VII. This transaction will allow Wells Fund VII to fully conclude its operations in the first quarter 2007 and complete a final liquidating distribution to the Limited Partners.

2.	We can limit the costs associated with keeping Wells Fund VII open. The costs associated with keeping Wells Fund VII open and Wells Fund VII’s share of the costs associated with the on-going ownership of the Outparcels are significant and are estimated to exceed $170,000 per year.

Material Terms of the Sale of the Outparcels:

•	Wells Management Company, Inc., an affiliate of our General Partners, or some other affiliate of the General Partners, will be the buyer.

•	The sales price for the Outparcels will be $750,000, subject to proration of real estate taxes and less normal transactional closing costs.

•	The buyer will deposit $25,000 earnest money with an escrow agent.

•	The buyer will have until November 30, 2006 to inspect the property, during which time the buyer may terminate the contract for any reason.

•	The sale of the Outparcels will be conditioned upon obtaining consent of a majority vote of the limited partners of Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. by November 30, 2006.

•	If Fund VI-VII-VIII Associates defaults, the earnest money will be returned to the buyer.

•	If the buyer defaults or fails to perform, it will forfeit the earnest money.

•	Closing will be on or before December 31, 2006, which may be extended by the buyer by up to 30 days.

Your individual vote on this matter is very important: A majority vote (more than 50%) of the Unit holders in favor of these proposals will allow us the opportunity to act in what we believe is in the best interests of the Limited Partners and to implement a strategy aimed at maximizing returns for Wells Fund VII.

We urge you to carefully review the Statement, including the Question and Answer section, to vote “yes” to both proposals on the enclosed postage-paid Proxy Card, and to return the Proxy Card to us as soon as possible, but in no event later than November 30, 2006. Abstentions or failure to return the enclosed Proxy Card will have the same effect as voting against the proposals.

Simultaneously with this solicitation, similar statements are being sent to limited partners of Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. seeking substantially identical approvals from the limited partners of those funds to approve the sale of the Outparcels.

In accordance with applicable Securities and Exchange Commission Rules, we have enclosed (1) a pro forma balance sheet of Wells Fund VII as of June 30, 2006, (2) a pro forma statement of operations of Wells Fund VII for the year ended December 31, 2005, and (3) a pro forma statement of operations of Wells Fund VII for the six months ended June 30, 2006. All of this financial information is unaudited.

The information contained in the Statement is accurate only as of October     , 2006, and the General Partners undertake no obligation to update such information thereafter. Please contact us if you have questions or need further clarification on the Statement.

Questions and Answers About this Consent Solicitation

Please read the entire Statement for more detailed information relating to this consent solicitation.

Q:	Why did you send me this consent solicitation?

A:	This consent solicitation is being sent to all Limited Partners of Wells Fund VII to approve two proposals which require Limited Partner approval.

Q:	What is a consent solicitation?

A:	A consent solicitation is a formal request by one party (in this case the General Partners) to another party (in this case the Limited Partners) for approval to make a material change in operations or other action requiring limited partner consent under a partnership agreement. Consent solicitations are commonly used to amend language in partnership agreements, indentures, covenants, bylaws and other corporate documents. Consent solicitations may be used in lieu of special meetings in order to avoid the time and expense of holding a special meeting.

Q:	What am I voting on in this consent solicitation?

A:	We seek your approval: (1) to amend Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII to allow the General Partners to sell partnership properties to affiliates of the General Partners if such transaction is approved by a majority vote of the Limited Partners, and (2) to approve the sale of the final two remaining properties owned by Wells Fund VII, the Outparcels, to Wells Management Company, Inc., our property manager and an affiliate of the General Partner, or some other affiliate of the General Partners (Proposed Buyer).

Q:	Why are the General Partners of Wells Fund VII seeking my consent for these proposals?

A:	The Partnership Agreement of Wells Fund VII specifies that we cannot sell or lease any of our properties to the General Partners or their affiliates. We desire to sell the two remaining properties owned by Wells Fund VII, the Outparcels, to the Proposed Buyer pursuant to the terms described herein. This sale will enable Wells Fund VII to make a liquidating distribution to the Limited Partners and begin the dissolution of the partnership.

Q:	What happens if the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement and sell the Outparcels?

A:	If the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement, then we will not be able to sell the Outparcels to the Proposed Buyer. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties. In addition, Wells Fund VII would continue to be subject to its share of real estate taxes and other on-going costs of owning the land. Wells Fund VII would not be able to liquidate and dissolve and would, thus, continue to be subject to costs associated with operating as a public partnership such as tax and audit fees, legal fees, printing, mailing and general/administrative costs.

Q:	What if the Limited Partners approve the amendments to the Partnership Agreement and the sale of the Outparcels, but the limited partners of the other two joint venturers in Fund VI-VII-VIII Associates do not approve the sale?

A:	If either Wells Real Estate Fund VI, L.P. or Wells Real Estate Fund VIII, L.P. fails to obtain the consent of its limited partners to amend its partnership agreement, or fails to obtain approval of the sale of the Outparcels, then we will not be able to sell the Outparcels to the Proposed Buyer as described herein. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties.

Q:	Who is entitled to vote on each proposal and how much consent must be obtained to approve such amendment?

A:	Each Limited Partner of Wells Fund VII of record, as of October 1, 2006, is entitled to one vote for each Unit owned on each proposal. These proposals will be approved and the consent solicitation period will end upon obtaining the consent of Limited Partners owning more than 50% of the outstanding Units in Wells Fund VII, regardless of whether you hold Class A Units or Class B Units. There are currently 2,156,298 Class A Units and 261,719 Class B Units of Wells Fund VII outstanding for a total of 2,418,017 outstanding Units. Therefore, both proposals will be approved and adopted if we receive consent from Limited Partners owning at least 1,209,009 Units for both proposals.

Q:	Are the proposed amendments and sale of the Outparcels fair to the Limited Partners?

A:	The General Partners believe that both the proposed amendments to the Partnership Agreement and the sale of the Outparcels are fair and in the best interests of the Limited Partners. After an extensive marketing effort, we entered into a contract to sell the Outparcels to an unaffiliated third party at a sales price of $748,000. Although the third party determined not to go forward with the purchase, we believe that this arms-length negotiated price was fair. In addition, as set forth below, a recent appraisal appraised the value of the Outparcels to be $744,800. The Proposed Buyer, on the other hand, is willing to pay $750,000 for the Outparcels. In light of the fact that the proposed sale price is higher than both what an unaffiliated third party was willing to pay for the Outparcels and a recently obtained appraisal of the Outparcels, and taking into consideration the costs involved with continuing to own and market the Outparcels and keeping Wells Fund VII open, the General Partners believe that the sale of the Outparcels to the Proposed Buyer is fair and in the best interests of the Limited Partners.

Q:	What are the effects of the amendments to the Partnership Agreement?

A:	It allows us to sell properties owned by Wells Fund VII to an affiliate of the General Partners as long as the Limited Partners approve such a sale.

Q:	How was the amount of the consideration for the sale determined?

A:	The highest offer we ever received for the Outparcels was $748,000 from an unaffiliated third party. Although the third party ultimately determined not to go forward with the purchase, this price for the Outparcels was determined by arms-length negotiations with an independent third-party buyer and one which we believed to be a fair price for the Outparcels. The Proposed Buyer, on the other hand, is willing to pay $750,000 for the Outparcels, which is higher than our previous best offer.

v

Q:	Have the Outparcels been appraised?

A:	Yes. An independent appraisal of the Outparcels was prepared by Michael D. Avent & Associates, real estate appraisers, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. This estimate of value is not necessarily an accurate reflection of the fair market value of the Outparcels or the net proceeds which would result from a current sale of the Outparcels to an independent third party.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the proposals can be acted upon before the end of 2006. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and will save Wells Fund VII significant additional expenses associated with soliciting Limited Partner votes.

Q:	When do you expect the amendments to the Partnership Agreement and the sale of the Outparcels to be consummated?

A:	If the Limited Partners approve the amendments and the sale, we expect the amendments to the Partnership Agreement to be adopted immediately upon approval so that the sale of the Outparcels can be consummated before the end of 2006.

Q:	How do I consent to the proposed amendments and the sale of the Outparcels?

A:	If you wish to consent to the amendments to the Partnership Agreement and the sale of the Outparcels, you should complete, sign and return the Proxy Card in the enclosed postage-paid return envelope as quickly as possible. Your vote on these matters is very important. Your failure to return the enclosed Proxy Card will have the same effect as a vote against both of the proposals.

Q:	How long do I have to consent?

A:	You are requested to please complete, sign and return your Proxy Card as soon as possible; however, in order for your Proxy Card to be accepted, we must receive it no later than November 30, 2006, unless the General Partners extend the period for obtaining consents, in which case such new expiration date will be the last date on which your Proxy Card will be accepted.

Q:	What is the term of the solicitation period?

A:	The solicitation period will expire on the earlier of the date on which we receive a majority vote of the Limited Partners, or November 30, 2006, unless said term is extended by the General Partners.

Q:	May I withdraw or change my consent after I submit it?

A:	Yes, you may withdraw or change your executed Proxy Card at any time prior to the time we receive a majority vote of the Limited Partners by delivering to us a signed and subsequently dated Proxy Card or a written notice stating that your previous consent is revoked or changed. At the end of the solicitation period, all consents previously executed and delivered and not revoked or changed will become irrevocable.

Q:	What happens if I vote against the proposals, but the proposals nevertheless receive the required Limited Partner approval?

A:	Even if you vote against the proposals, if the proposals receive the approval of Limited Partners holding a majority of the outstanding Units of Wells Fund VII, the proposals will be adopted. There are no applicable dissenters’ rights or other similar rights with respect to this consent solicitation.

Q:	Who is paying for the cost of this consent solicitation?

A:	Wells Fund VII will pay all the costs of soliciting these consents, including legal expenses and printing and mailing costs. In addition to these mailed proxy materials, employees of our affiliates may also solicit proxies in person, by telephone, or by other means of communication. Employees of affiliates will not be paid any additional compensation for soliciting consents. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Q:	Whom should I call or write with questions about the proposed amendments or the sale of the Outparcels?

A:	You may write to our Client Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830.

Proposal 1: Amendments to the Partnership Agreement

Explanation of Proposed Amendments to the Partnership Agreement

We are seeking to amend Sections 13.2 and 13.4 of the Partnership Agreement to allow for sale of properties to the General Partners and their affiliates, as long as the Limited Partners approve the sale by majority vote.

Text of Proposed Amendments to the Partnership Agreement

Sections 13.2 and 13.4 of the Partnership Agreement currently provide as follows:

“13.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any Partnership Property to the General Partners or their Affiliates.”

“13.4 Dealings with Related Persons. Except as permitted by Sections 11.3(i) and 13.1 hereof, the Partnership shall not acquire property from or sell property to any Person in whom any of the General Partners or any of their Affiliates have an interest.”

The General Partners are recommending a proposed amendment to the Partnership Agreement to delete the current versions of Section 13.2 and Section 13.4 of the Partnership Agreement and to replace them in their entirety to read as follows:

“13.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any Partnership Property to the General Partners or their Affiliates, unless such sale or lease of Partnership Property is approved by a Majority Vote of the Limited Partners.”

“13.4 Dealings with Related Persons. Except as may be permitted by Sections 11.3(i), 13.1 or 13.2 hereof, the Partnership shall not acquire property from or sell property to any Person in whom any of the General Partners or any of their Affiliates have an interest.”

Effect of Approval of the Proposed Amendments to the Partnership Agreement

If the amendments are approved, we will be able to sell properties to the General Partners or their affiliates if we receive approval of the transaction by majority vote of the Limited Partners.

Effect of Failure to Approve the Proposed Amendments to the Partnership Agreement

If the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement, then we will not be able to sell the Outparcels to the Proposed Buyer. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties. In addition, we would continue to be subject to real estate taxes and other on-going costs of owning the land. Wells Fund VII would not be able to liquidate and dissolve and would, thus, continue to be subject to costs associated with operating as a public partnership such as tax and audit fees, legal fees, printing, mailing, and general/administrative costs until such time as we are able to find another buyer for the Outparcels.

Recommendation of the General Partners with Respect to the Proposed Amendments to the Partnership Agreement

The General Partners recommend that the Limited Partners vote in favor of the amendments to the Partnership Agreement proposed in this Statement.

Proposal 2: Approval of Sale of Outparcels to an Affiliate of the General Partners

History of the Outparcels

On May 31, 1995, Fund VI-VII-VIII Associates, a joint venture among Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P., purchased a 14.68-acre tract of real property located in Clemmons (Winston Salem), North Carolina. Fund VI-VII-VIII Associates constructed a strip-mall shopping center building containing approximately 67,320 gross square feet on a 9.79-acre tract of land. The remaining 4.89-acre portion of the property consisted of four outparcels, which were graded and held by Fund VI-VII-VIII Associates for future development or resale. The total investment in the property, including the land acquisition price and all constructions costs, was approximately $8,700,001.

On October 7, 2002, Fund VI-VII-VIII Associates sold one of the outparcels of land at Tanglewood Commons to an unrelated third party for a gross sale price of $558,570, or approximately $10.00 per square foot of land area.

On April 21, 2005, Fund VI-VII-VIII Associates sold the Tanglewood Commons shopping center and one outparcel of land to an unrelated third party, Lat Purser & Associates (Lat Purser), for a gross sale price of $11,500,000.

On October 12, 2005, a portion (0.066 acre) of one of the remaining outparcels of land owned by Fund VI-VII-VIII Associates was condemned by the North Carolina Department of Transportation to expand the I-40/Harper Road interchange. This condemnation resulted in a payment of $52,050 to Fund VI-VII-VIII Associates.

The result of this left Fund VI-VII-VIII Associates owning only the two Outparcels, one containing approximately 0.9 acres of land located on Harper Road, near its intersection with I-40, and the second containing approximately 1.71 acres of land, which includes an approximately 0.50-acre detention pond and, accordingly, contains only approximately 1.21 acres of usable land.

The Outparcels are located off of Harper Road very close to I-40. When the property containing Tanglewood Commons and the Outparcels was originally purchased, the interchange at Harper Road and I-40 consisted of only one exit ramp and one entrance ramp, as opposed to one of each for each direction, so that a traveler on I-40 could exit onto Harper Road if heading west, but could not exit if heading east on I-40. Conversely, a traveler on Harper Road could only enter I-40 heading east, but could not enter I-40 heading west. Without a full diamond interchange, access to or from I-40 is limited. When we bought the property in 1995, we had been told by the North Carolina Department of Transportation that a full diamond interchange would be completed within a couple of years. We have now owned the property for more than 10 years, however, and the interchange is not completed. In August 2006, North Carolina Department of Transportation finally began construction of a full diamond interchange at the intersection of I-40 and Harper Road, which is currently scheduled for completion in late 2008.

Previous Marketing Efforts for the Outparcels

Originally, in connection with the sale of Tanglewood Commons to Lat Purser in April 2005, we offered to sell Lat Purser the Outparcels, as well. At that time, they indicated to us that they were not interested in purchasing the Outparcels.

In July 2005, Lat Purser gave us a range of prices from $5.50 per square foot to $7.00 per square foot for the Outparcels with potential closing dates ranging from 2005 to the end of 2006.

Since these prices were not acceptable to us, we listed the Outparcels with Coldwell Banker Commercial (CB) in August 2005, and set an initial asking price of $12 per square foot for the Outparcels.

CB placed signs on the property and broadcasted the property information to the region’s commercial realtors. In addition, they called several clients to whom they had sold other outparcels in the past, and showed the Outparcels to several potential buyers, including restaurants. The response from potential buyers was uniformly negative, due to the secondary nature of the commercial corridor, the uncertainty of the diamond interchange, and the lack of visibility from the interstate. CB was unable to deliver us a single offer for the Outparcels.

In the spring of 2006, we again contacted Lat Purser, and after several weeks of negotiations, we agreed to a price of $748,000 as a reasonable value for the Outparcels under the circumstances.

On July 7, 2006, we entered into a formal Purchase and Sale Agreement with Lat Purser to sell the Outparcels for $748,000. This contract provided for a closing date by end of August 2006. Unfortunately, on August 9, 2006, Lat Purser terminated the contract. At the time, Lat Purser advised us that their reasons for terminating the contract were internally related, and had nothing to do with the Outparcels themselves.

In August 2006, North Carolina Department of Transportation finally began construction of a full diamond interchange at the intersection of I-40 and Harper Road, which is currently scheduled to be finished in late 2008, and which will provide substantially greater access to and from the interstate highway. In addition, we have been advised that Lat Purser intends to expand the inline shops at Tanglewood Commons by about 11,000 square feet. Either or both of these events could result in significant appreciation in the value of the Outparcels.

Details of the Outparcels and the Material Terms of the Proposed Sale

Acquisition Date: 05/31/1995

Allocated Cost Basis of the Outparcels: $646,703

Profit to Date on Prior Property Dispositions:

Aggregate Disposition Price from the sale of Tanglewood Commons and 2 outparcels:		$12,110,620
Less:	Original Acquisition and Construction Costs of the Tanglewood Commons Shopping Center and the 4 outparcels:	$(8,700,001)

Total profit to date on prior property dispositions:		$3,410,619

We propose that Fund VI-VII-VIII Associates sell the Outparcels to the Proposed Buyer for $750,000. Lat Purser recently offered us $748,000 for the Outparcels. In addition, as described elsewhere in this Statement, we recently obtained an appraisal of $744,800 for the Outparcels. This proposed sales price of $750,000 is higher than both the last price offered for the Outparcels and the recently obtained appraised value of the Outparcels. In addition, we have not had any other offers for the Outparcels in more than 12 months.

Ownership:

Fund VI-VII-VIII Associates is the owner of the Outparcels. Wells Fund VII owns an approximately 33.40% ownership percentage in Fund VI-VII-VIII Associates.

Parcel Sizes/Locations:

Outparcel 1 is approximately 0.9 acres and is located at the corner of Harper Road and Lasater Road, near the I-40 interchange.

Outparcel 3 is approximately 1.71 acres, which includes an approximately 0.50-acre detention pond and, accordingly, contains only approximately 1.21 acres of usable land, and is located along Clemmons Road in front of Tanglewood Commons.

Legal Descriptions:

“OutParcel 1” as shown on the plat entitled “Final Plat Tanglewood Commons Shopping Center” recorded at Plat Book 45, Page 36, Forsyth County Registry, reference to which is hereby made for a more particular description; together with and subject to the easements, covenants, conditions and restrictions set forth in that certain Declaration of Easements, Covenants, Conditions and Restrictions recorded at 2286, Page 1757, Forsyth County Registry.

“OutParcel 3” as shown on the plat entitled “Final Plat Tanglewood Commons Shopping Center” recorded at Plat Book 45, Page 36, Forsyth County Registry, reference to which is hereby made for a more particular description; together with and subject to the easements, covenants, conditions and restrictions set forth in that certain Declaration of Easements, Covenants, Conditions and Restrictions recorded at 2286, Page 1757, Forsyth County Registry.

Site Plan:

The diagram below provides an illustration of the location of the Outparcels, along with the intersecting roads.

Other Material Terms of the Sale of the Outparcels

The contract sales price will be $750,000. The sale of the Outparcels will be conditioned upon obtaining the consent of a majority vote of the limited partners of Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. by November 30, 2006. The Proposed Buyer will deposit $25,000 in earnest money with an escrow agent until the sale is consummated. The Proposed Buyer will have until November 30, 2006 to inspect the property, during which time the Proposed Buyer may terminate the contract for any reason. If Fund VI-VII-VIII Associates defaults, the earnest money will be returned to the Proposed Buyer; however, if the Proposed Buyer defaults or fails to perform, it will forfeit the earnest money. The contract for the sale of the Outparcels will provide that the closing will occur on or before December 31, 2006, which date may be extended by the Proposed Buyer by up to 30 days, as long as a majority in interest of the limited partners of Wells Fund VII, Wells Real Estate Fund VI, L.P., and Wells Real Estate Fund VIII, L.P. have approved the transaction by November 30, 2006.

Description of the Appraisal

An independent appraisal of the Outparcels was prepared by Michael D. Avent & Associates, real estate appraisers, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. This estimate of value is not necessarily an accurate reflection of the fair market value of the Outparcels or the net proceeds which would result from a current sale of the Outparcels to an independent third party.

Ownership of Wells Management Company, Inc.

Wells Management Company, Inc. (Wells Management) is wholly-owned by Wells Real Estate Funds, Inc., which is wholly-owned by Leo F. Wells, III, one of our General Partners. Leo F. Wells, III is the president, treasurer, and sole director of Wells Management. Wells Management is the property manager for Wells Fund VII, fourteen other public partnerships, and two affiliated public REITs sponsored by Wells Real Estate Funds, Inc.

Fees Paid to Wells Management

The following table shows all fees and administrative expense reimbursements paid to Wells Management and its affiliates by Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P., either directly or through interests in joint ventures, during the last two fiscal years and an estimate of these amounts for 2006.

Wells Public Program	2004	2005	Estimated for 2006
Wells Real Estate Fund VI, L.P.	$196,621	$135,809	$114,763
Wells Fund VII	$231,284	$152,119	$120,219
Wells Real Estate Fund VIII, L.P.	$330,993	$250,386	$285,391

Regulatory Approvals

There are no federal or state regulatory approvals or requirements necessary to consummate the sale of the Outparcels to the Proposed Buyer.

Benefits to the Limited Partners by Approving the Sale of the Outparcels

1.	We will then be in a position to liquidate Wells Fund VII. The Outparcels represent the last remaining real estate assets in Wells Fund VII. This transaction will allow Wells Fund VII to fully conclude its operations in the first quarter 2007 and complete the liquidating distribution to the Limited Partners.

2.	The costs to keep the Outparcels and Wells Fund VII open are extensive. The costs associated with keeping Wells Fund VII open and Wells Fund VII’s share of the costs associated with the on-going ownership of the Outparcels are significant and are estimated to exceed $170,000 per year.

3.	Costs outweigh potential appreciation in value. While the Outparcels may appreciate in value over time resulting in a potential profit to the Proposed Buyer, the General Partners believe that any such potential appreciation would be more than offset by the costs associated with continuing to own the Outparcels and keeping Wells Fund VII open.

Effect of Approval of the Sale of the Outparcels

If the sale of the Outparcels is approved by a majority vote of our Limited Partners, we will be able to sell the Outparcels under the terms described herein as long as a majority in interest of the limited partners in Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. also approve the sale of the Outparcels. Once the sale is consummated, we can begin liquidating and dissolving Wells Fund VII.

Tax Consequences for Limited Partners resulting from the Sale of the Outparcels

The aggregate amount of taxable gain resulting from the recommended sale of the Outparcels would be equal to the excess of the amount realized by Fund VI-VII-VIII Associates from the transaction ($750,000), over Fund VI-VII-VIII Associates’ costs basis in the Outparcels ($646,703). This aggregate taxable gain would then be allocated approximately one-third each to Wells Fund VII, Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P., resulting in taxable gain to the Limited Partners of Wells Fund VII of less than $0.01 per Unit.

Effect of Failure to Approve the Sale of the Outparcels

If the General Partners fail to obtain the consent of the Limited Partners to sell the Outparcels to the Proposed Buyer, we would be required to continue to market the Outparcels to unaffiliated third parties.

Recommendation of the General Partners with Respect to the Proposed Sale of the Outparcels

The General Partners recommend that the Limited Partners vote in favor of the sale of the Outparcels to the Proposed Buyer. Assuming that the Limited Partners approve the proposed amendments to the Partnership Agreement and sale of the Outparcels to the Proposed Buyer, and that the limited partners of Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. also approve the transaction, the General Partners intend to make final liquidating distributions, including the net proceeds from the sale of the Outparcels, to the Limited Partners during the first quarter of 2007 and thereafter dissolve Wells Fund VII.

Benefits to the General Partners of Approval by the Limited Partners of Both Proposals

If the Limited Partners of Wells Fund VII and the limited partners of Wells Real Estate Fund VI, L.P. and Wells Real Estate Fund VIII, L.P. approve both proposals and Fund VI-VII-VIII Associates sells the Outparcels to the Proposed Buyer as described herein, the General Partners may benefit if the Outparcels appreciate in value and the Proposed Buyer is able to sell the Outparcels for a profit.

Required Approval of Limited Partners on Both Proposals

Pursuant to the terms of the Partnership Agreement, the Partnership Agreement may be amended with the affirmative vote or written consent of Limited Partners of record owning more than 50% of the then outstanding Units in Wells Fund VII, without regard to whether you hold Class A Units or Class B Units. There are currently 2,156,298 Class A Units and 261,719 Class B Units of Wells Fund VII outstanding for a total of 2,418,017 outstanding Units. Accordingly, the consent of holders of at least 1,209,009 of the 2,418,017 aggregate outstanding Units in Wells Fund VII of record, as of October 1, 2006, will be required to authorize and approve the amendments to the Partnership Agreement proposed in this Statement. The same approval requirements will apply to the proposal to sell the Outparcels to the Proposed Buyer.

Ownership of Certain Beneficial Owners and Management

No Limited Partner owns beneficially more than 5% of any class of the outstanding units of Wells Fund VII. No arrangements exist which would, upon execution thereof, result in a change in control of Wells Fund VII. Set forth below is the security ownership of our management as of October 1, 2006.

Title of Class	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Limited Partnership Units	Leo F. Wells, III	69.322 Units	Less than 1%

Leo F. Wells, III, one of our General Partners, owns 69.322 Class A Units of Wells Fund VII through an Individual Retirement Account.

Costs of Solicitation

Regardless of the outcome of this consent solicitation, Wells Fund VII will bear the costs of preparing and mailing this Statement, including legal expenses. Wells Fund VII may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Pro Forma Financial Information

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

SUMMARY OF UNAUDITED

PRO FORMA FINANCIAL STATEMENTS

This unaudited pro forma information should be read in conjunction with the financial statements and notes of Wells Real Estate Fund VII, L.P. (the “Registrant”) included in its annual report filed on Form 10-K for the year ended December 31, 2005, and in its quarterly report filed on Form 10-Q for the six months ended June 30, 2006.

The following unaudited pro forma balance sheet as of June 30, 2006 has been prepared to give effect to the prospective sale of two land outparcels adjacent to a retail shopping center in Clemmons, North Carolina (the “Tanglewood Commons Land Outparcels”) by Fund VI, Fund VII and Fund VIII Associates (“Fund VI-VII-VIII Associates”), a joint venture among Wells Real Estate Fund VI, L.P., the Registrant and Wells Real Estate Fund VIII, L.P. as if the disposition and distribution of net sale proceeds to the joint venture partners had occurred on June 30, 2006. The Registrant holds an equity interest of approximately 33.4% in Fund VI-VII-VIII Associates, which owns 100% of the Tanglewood Commons Land Outparcels.

The following unaudited pro forma statement of operations for the year ended December 31, 2005 has been prepared to give effect to the sale of the Tanglewood Commons shopping center (April 21, 2005), the condemnation of a portion of a land outparcel adjacent to the Tanglewood Commons shopping center (October 12, 2005), the sale of the CH2M Hill building (December 7, 2005), and the sale of the BellSouth building (May 15, 2006) (collectively, the “Prior Dispositions”), and the prospective sale of the Tanglewood Commons Land Outparcels as if these transactions had occurred on January 1, 2005. This pro forma statement of operations does not include the Registrant’s portion of the non-recurring gains that would have been recognized on the Prior Dispositions or the prospective sale of the Tanglewood Commons Land Outparcels if these transactions had occurred on January 1, 2005.

The following unaudited pro forma statement of operations for the six months ended June 30, 2006 has been prepared to give effect to the sale of the BellSouth building and the prospective sale of the Tanglewood Commons Land Outparcels as if these transactions had occurred on January 1, 2005. This pro forma statement of operations does not include the Registrant’s portion of the non-recurring gains that would have been recognized on the sale of the BellSouth building or the prospective sale of the Tanglewood Commons Land Outparcels if these transactions had occurred on January 1, 2005.

These unaudited pro forma financial statements are prepared for informational purposes only. These unaudited pro forma statements of operations are not necessarily indicative of future results or of actual results that would have been achieved if the Prior Dispositions or the prospective sale of the Tanglewood Commons Land Outparcels had been consummated as of January 1, 2005.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA BALANCE SHEET

JUNE 30, 2006

(Unaudited)

	Historical(a)	Pro Forma Adjustments		Pro Forma Total
ASSETS:
Investment in joint ventures	$201,669	$(215,967	)(b)	$(14,298	)(e)
Cash and cash equivalents	5,241,408	242,949	(c)	5,484,357
Other assets	22,391	0		22,391

Total assets	$5,465,468	$26,982		$5,492,450

LIABILITIES AND PARTNERS’ CAPITAL:
Liabilities:
Accounts payable and accrued expenses	$13,333	$0		$13,333
Due to affiliates	4,476	0		4,476

Total liabilities	17,809	0		17,809

Partners’ capital:
Limited partners:
Class A – 2,156,298 units outstanding	3,223,883	24,062	(d)	3,247,945

Class B – 261,719 units outstanding	2,223,089	2,920	(d)	2,226,009
General partners	687	0		687

Total partners’ capital	5,447,659	26,982		5,474,641

Total liabilities and partners’ capital	$5,465,468	$26,982		$5,492,450

(a)	Historical financial information has been obtained from the Registrant’s quarterly report filed on Form 10-Q as of June 30, 2006.
(b)	Reflects the Registrant’s pro rata share of the allocated gain resulting from the prospective sale of the Tanglewood Commons Land Outparcels of $26,982, less the Registrant’s pro rata share of the assumed distribution of proceeds resulting from the prospective sale of the Tanglewood Commons Land Outparcels of $(242,949).
(c)	Reflects the Registrant’s proportionate share of the assumed distribution of net proceeds resulting from Fund VI-VII-VIII Associates as a result of the prospective sale of the Tanglewood Commons Land Outparcels.
(d)	Reflects the Registrant’s proportionate share of the pro forma gain allocated from the prospective sale of the Tanglewood Commons Land Outparcels. The allocation of gain between classes of limited partners is made in accordance with the terms of the Registrant’s partnership agreement.
(e)	Reflects the pro forma amount of accrued expenses, net of receivables, recorded by Fund VI-VII-VIII Associates.

See accompanying notes.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(Unaudited)

	Historical(a)	Pro Forma Adjustments				Pro Forma Total
		Prior Dispositions		Tanglewood Commons Land Outparcels
EQUITY IN INCOME OF JOINT VENTURES:	$3,610,122	$(1,875,469	)(b)	$2,771	(e)	$23,557
		(1,507,103	)(c)
		(206,764	)(d)
EXPENSES:
Partnership administration	125,054	0		0		125,054
Legal and accounting	79,287	0		0		79,287

Total expenses	204,341	0		0		204,341
INTEREST AND OTHER INCOME	152,726	0		0		152,726
NET INCOME (LOSS)	$3,558,507	$(3,589,336)		$2,771		$(28,058)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS:
CLASS A	$1,296,095	$(1,329,208)		$2,771		$(30,342)

CLASS B	$2,262,412	$(2,260,128)		$0		$2,284

NET INCOME (LOSS) PER WEIGHTED-AVERAGE LIMITED PARTNER UNIT:
CLASS A	$0.60	$(0.61)		$0.00		$(0.01)

CLASS B	$8.58	$(8.57)		$0.00		$0.01

WEIGHTED-AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
CLASS A	2,154,273					2,154,273

CLASS B	263,744					263,744

(a)	Historical financial information has been obtained from the Registrant’s annual report on Form 10-K for the year ended December 31, 2005.
(b)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the sale of the Tanglewood Commons shopping center (April 21, 2005) and condemnation of a portion of a land outparcel adjacent to the Tanglewood Commons shopping center (October 12, 2005).
(c)	Reflects the reduction of equity in income of Fund VII-VIII Associates earned by the Registrant related to the CH2M Hill building for the year ended December 31, 2005, which was sold on December 7, 2005.
(d)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the BellSouth building for the year ended December 31, 2005, which was sold on May 15, 2006.
(e)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the prospective sale of the Tanglewood Commons Land Outparcels. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization of deferred leasing and procurement fees. This pro forma adjustment does not include the Registrant’s portion of the non-recurring gain that would have been recognized on the prospective sale of the Tanglewood Commons Land Outparcels if the transaction had occurred on January 1, 2005.

See accompanying notes.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(Unaudited)

	Historical(a)	Pro Forma Adjustments				Pro Forma Total
		BellSouth building		Tanglewood Commons Land Outparcels
EQUITY IN INCOME (LOSS) OF JOINT VENTURES:	$2,323,641	$(2,338,070	)(b)	$1,768	(c)	$(12,661)

EXPENSES:
Partnership administration	59,438	0		0		59,438
Legal and accounting	32,636	0		0		32,636

Total expenses	92,074	0		0		92,074
INTEREST AND OTHER INCOME	83,082	0		0		83,082

NET INCOME (LOSS)	$2,314,649	$(2,338,070)		$1,768		$(21,653)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS:
CLASS A	$1,308,332	$(1,332,800)		$1,768		$(22,700)

CLASS B	$1,005,630	$(1,005,270)		$0		$360

GENERAL PARTNERS	$687	$0		$0		$687

NET INCOME (LOSS) PER WEIGHTED-AVERAGE LIMITED PARTNER UNIT:
CLASS A	$0.61	$(0.62)		$0.00		$(0.01)

CLASS B	$3.84	$(3.84)		$0.00		$0.00

WEIGHTED-AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
CLASS A	2,156,298					2,156,298

CLASS B	261,719					261,719

(a)	Historical financial information has been obtained from the Registrant’s quarterly report on Form 10-Q for the six months ended June 30, 2006.
(b)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the BellSouth building, which was sold on May 15, 2006.
(c)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the prospective sale of the Tanglewood Commons Land Outparcels. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization of deferred leasing and procurement fees. This pro forma adjustment does not include the Registrant’s portion of the non-recurring gain that would have been recognized on the prospective sale of the Tanglewood Commons Land Outparcels if the transaction had occurred on January 1, 2005.

See accompanying notes.

PROXY CARD

WELLS REAL ESTATE FUND VII, L.P.

CONSENT TO AMENDMENTS TO PARTNERSHIP AGREEMENT

OF WELLS REAL ESTATE FUND VII, L.P. AND SALE OF OUTPARCELS

TO AN AFFILIATE OF THE GENERAL PARTNERS

PLEASE COMPLETE AND RETURN BY NOVEMBER 30, 2006

The undersigned Limited Partner of Wells Real Estate Fund VII, L.P., having received the Consent Solicitation Statement dated October     , 2006 (Statement) requesting consent to (1) the proposed amendment to Sections 13.2 and 13.4 (Amendments) of the Agreement of Limited Partnership of Wells Real Estate Fund VII, L.P. dated April 5, 1994, as amended (Partnership Agreement), as described in the Statement, and (2) the sale of the Outparcels owned by Fund VI-VII-VIII Associates (Sale) to Wells Management Company, Inc., an affiliate of the General Partners of Wells Real Estate Fund VII, L.P., or some other affiliate of the General Partners, as described in the Statement, does hereby vote all Units held of record by the undersigned Limited Partner in Wells Real Estate Funds VII, L.P. as follows:

This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. If an executed proxy is returned but no direction is made, this proxy will be voted “FOR” each Proposal. This Consent shall expire on November 30, 2006, unless (1) Consents representing a sufficient vote of the Units to adopt the Amendments and approve the Sale have been received prior to that date, or (2) the General Partners extend the period for obtaining Consents. This Consent must be signed and dated.

(Continued on Reverse Side)

(Continued From Other Side)

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED AMENDMENTS AS DESCRIBED IN THE STATEMENT

Proposal to approve the Amendments to Sections 13.2 and 13.4 of the Partnership Agreement of Wells Real Estate Fund VII, L.P. as described in the Statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED SALE OF THE OUTPARCELS TO AN AFFILIATE OF THE

GENERAL PARTNERS AS DESCRIBED IN THE STATEMENT

Proposal to approve the sale of the Outparcels to an affiliate of the General Partners as described in the Statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

Date:
Signature

Date:
Signature

[Insert ID Label]

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.